Exhibit 10.18

Guarantee Credit Framework Contract ☐ Credit suretyship	Am Hauptbahnhof 2 70173 Stuttgart Telephone 0711 127-42463 Fax 0711 127-6642463 Carmen.Herdter@LBBW.de

Account 6465188547

Reference number 1153327076/3363/RPf

ads-tec Energy GmbH

Heinrich-Hertz-Str. 1, 72622 Nürtingen

- hereinafter referred to as the Borrower - hereby concludes an agreement with the Bank on the assumption of suretyships in document form or in the form of an electronic liability declaration in favor of the Borrower up to a total amount of

EUR 15,000,000.00	x

The following terms and conditions shall apply to the framework contract in addition to the attached Terms and Conditions for the Guarantee Business:

1 Guarantee account

The Borrower shall be debited under guarantee account 6465188547 for the suretyships assumed by the Bank.

2 Guarantee commission

For the suretyships assumed within the framework of this contract, the Bank shall charge the commission rates it sets for guarantee credits of this type,

☐ currently on a one-time basis ____________% of the suretyship amount, not less than

EUR ______________________

☒ the rate set by the Bank for guarantee credits of this type, currently

☐ per month ____________________% of the suretyship amount

☒ per calendar _______________year see section 4 % of the suretyship amount,

not less than EUR  __________________________________________________.

The guarantee commission shall be calculated on a monthly basis. Next closing date: 7/31/2020.

The Borrower shall receive the debit notification separately. Changes of the guarantee commission shall be communicated to the Borrower.

Debiting agreement:

☒	The debit shall be charged to account DE88600501010405071830 at our bank.
☐	The debit shall be made in accordance with SEPA Direct Debit mandate.

Mandate reference:
Creditor ID:

If no value-added tax is billed, it is a VAT-exempt financial service. If the Borrower does not object in text form, including explanation of its legitimate interests (in particular, no right to input tax deduction), within four weeks of the posting of the value-added tax, the Bank shall continue to invoice the credit costs, plus value-added tax at the statutory rate. The Borrower shall also have the right to object if its right to input tax deduction changes at a later point in time.

Landesbank Baden-Württemberg Public Institution Domiciles: Stuttgart, Karlsruhe, Mannheim, Mainz 07/20	HRA 12704 Stuttgart District Court HRA 4356, HRA 104 440 Mannheim District Court HRA 40687 Mainz District Court	Bank routing number 600 501 01 BIC/SWIFT Code SOLADEST600 VAT ID no. DE 147 800 343 kontakt@LBBW.de www.LBBW.de	Management Board: Rainer Neske (Chairman) Karl Manfred Lochner, Dr. Christian Ricken, Thorsten Schönberger, Volker Wirth General Agent: Andreas Götz

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191 925.000 B D2 LBBW (Sep. 2017 version) - v5.2 - o kre 3880096/0

Account
6465188547

3 Amount of the obligation

At the time of the assumption of a suretyship, the Borrower shall receive a separate communication concerning the amount of the obligation arising from this framework contract. If the suretyship has been assumed in document form, the communication shall be made by mail; in the case of an electronic liability declaration, the communication shall be made by means of placement into the electronic mailbox. The Bank shall be authorized to obtain information from the obligees concerning the respective amount of the guaranteed obligations.

4 Specific agreements

Guarantee commission

Until further notice 2.000% p.a. on the respective drawdowns of the guarantee credit framework as a result of warranties.

Guarantee commission

Until further notice 2.000% p.a. on the respective drawdowns of the guarantee credit framework as a result of performance guarantees and bid guarantees (particularly down payment/prepayment guarantee, contractual performance guarantee, bidding guarantee, builder security (in accordance with § 648a BGB), bidding/tender guarantee, guarantee in accordance with § 7 MaBV [Makler- und Bauträgerverordnung (Broker and Builder Regulations)], completion bond, freight payment deferment guarantee, guarantee for the legal existence of assigned receivables, bill of lading guarantee, performance guarantee, delivery guarantee, rent guarantee, litigation guarantee, tax deferment guarantee, customs guarantee).

Continuation of the existing credit/loan contract

The existing credit/loan contract dated 11/22/2018, account number/IBAN 6465105166 (including contractual amendments that have taken place in the interim), is continued in the version of this contractual document.

If collateral is furnished by third parties, the continuation contract does not come into existence until after their consent is received. The continuation contract shall become invalid if only one third-party collateral provider makes use of revocation with respect to his consent.

Obligation to conclude building insurance contract

This credit/loan requires the conclusion and/or continued existence of the contract concerning building insurance. The Borrower therefore promises to maintain value-appropriate building insurance for the encumbered property/properties in accordance with the separate declaration(s) of purpose for land charges or - if the Borrower is not itself the owner of the encumbered property/properties - ensure that value-appropriate building insurance exists.

Right of termination on the part of the Bank in the event of change of control

The basis for the grant of the credit is the fact that ads-tec Holding GmbH has a direct or indirect majority interest in the Borrower and that said equity interest remains in existence.

The Bank shall have a right of extraordinary termination - without prejudice to the right of extraordinary termination for other good cause (for example, no. 26 (2) of the Bank’s General Business Terms and Conditions) - if ads-tec Holding GmbH sells its direct or indirect equity interest(s) to third parties in whole or in part or encumbers or otherwise disposes of such equity interest(s) and/or if the voting rights change in such a manner that the aforementioned requirements for the granting of the credit are no longer met after the disposition or change takes effect. Third parties in this sense shall not include a current shareholder / a person from the family / heirs of a current shareholder by way of statutory, testamentary or inter vivos succession / spouses or registered domestic partners of a current shareholder / a family foundation of the shareholder family or of one or more shareholders.

The Bank shall not be deemed to waive its rights under this agreement as a result of the fact that it does not, or does not promptly, assert them in individual cases or on a repeated basis.

The maximum amount, up to which the guarantee framework credit can be utilized, shall be reduced to EUR 10,000,000.00 from 3/1/2021 through 4/30/2022

to EUR 5,000,000.00 from 5/1/2022 through 12/31/2023

Account
6465188547

The term of the guarantee framework credit is already apparent from the described reduction of the maximum amount of the credit. Accordingly, the last partial credit amount of EUR 5,000,000.00 shall be due on 12/31/2023 without the need for termination. Term extensions can only take place by agreement.

5 Collateral

The Bank is entitled to not assume suretyships until all requirements are met for the agreed upon collateral to be irrevocably at the Bank’s disposal and the Bank has received confirmation of this, where appropriate. The following collateral will be/has been created/assigned to the Bank - in separate contracts that regulate the details:

First-position land charge in favor of Landesbank Baden-Württemberg for a total of EUR 3,500,000.00 on the property at Dresdner Tor 1, 01723 Wilsdruff, in accordance with separate declaration of purpose.

Land charge in favor of Landesbank Baden-Württemberg for a total of EUR 4,000,000.00 on the property at Heinrich-Hertz-Str. 1, 72622 Nürtingen, in accordance with separate declaration of purpose.

First-position land charge in favor of Landesbank Baden-Württemberg for a total of EUR 2,000,000.00 on the property at Heinrich-Hertz-Str. 1, 72622 Nürtingen, in accordance with separate declaration of purpose.

Comfort letter from Robert Bosch GmbH, Junkerstr. 20-24, 73249 Wernau, for the total credit framework of EUR 15,000,000.00.

Location-specific security assignment of warehouse (goods transferred as security, Dresdner Tor 1, 01723 Wilsdruff) according to separate contract.

Location-specific security assignment of warehouse (goods transferred as security, Heinrich-Hertz-Str. 1, 72622 Nürtingen) according to separate contract.

Location-specific security assignment of warehouse (goods transferred as security, Hühndorfer Höhe 2+15, 01723 Wilsdruff) according to separate contract.

Location-specific security assignment of warehouse (goods transferred as security, Nürtinger Str. 25, 73257 Köngen) according to separate contract.

Location-specific security assignment of warehouse (goods transferred as security, Potthoffstr. 7, 01159) according to separate contract.

Location-specific security assignment of warehouse (goods transferred as security, Schwabacher Str. 1-5, 01665 Klipphausen) according to separate contract.

Suretyships:

from ads-tec Holding GmbH, Heinrich-Hertz-Str. 1, 72622 Nürtingen, originally for EUR 40,050,000.00 from ads-tec Industrial IT GmbH, Heinrich-Hertz-Str. 1, 72622 Nürtingen, for EUR 15,000,000.00 in accordance with separate suretyship declarations.

Assignment of claims in accordance with separate assignment contract.

The scope of collateral is apparent from the separate collateral contracts.

The liability of any already existing or other future collateral within the framework of the respective agreed upon security purpose shall remain unaffected hereby.

6 Multiple Borrowers

Multiple Borrowers shall be liable for the obligations arising from this contract as joint and several obligors.

If the Bank is satisfied by one Borrower, the Bank shall not check to determine whether such Borrower has rights to collateral the Bank no longer needs. In principle, it shall return such collateral to the collateral provider, unless the performing Borrower proves that the collateral provider’s consent to the surrender to the Borrower has been received.

7 Drawdown from the suretyship

If a claim is made against the Bank arising from a suretyship, the Borrower shall be obligated to immediately reimburse the Bank for the amounts paid toward the suretyship. The Bank shall be entitled to place its reimbursement claim into the Borrower’s current account.

8 Contract term

The contract is concluded for an indefinite term and can be terminated by each party at any time without compliance with a termination notice period. The provisions of this contract shall continue to apply to the suretyships already assumed at the time of termination. However, the Bank can - without prejudice to the release claim under § 775 BGB [Bürgerliches Gesetzbuch (Civil Code)] - demand from the Borrower that it be released from such suretyship obligations.

9 Duty to disclose and inform

If an appropriate ground exists, the Borrower shall be required during the entire term of this credit to grant the Bank, or an office engaged by the Bank, inspection of the current economic circumstances, deliver informative documents in this regard (for example, balance sheets/annual financial statements, income tax notices and returns, asset overviews, etc.), give the needed information, and enable inspection of its business operation. The Bank is also obligated based on statutory and supervisory requirements to cause the Borrower’s economic circumstances to be disclosed.

The Bank can request the documents required therefor directly from the Borrower’s advisors in bookkeeping and tax matters if, upon request by the Bank, the Borrower does not submit them to the Bank within a reasonable time period of not less than one month.

Account
6465188547

If the stated documents are stored on data carriers, the Borrower shall be obligated to make them legible within a reasonable time period.

The Bank shall be entitled to terminate the credit relationship with immediate repayment if the Borrower fails to meet this obligation.

If an appropriate ground exists, the Bank shall be entitled to inspect the public registers, as well as the land register and land files, and request simple or certified copies and extracts at the Borrower’s expense, as well as obtain information from insurance companies, governmental authorities, and other entities, particularly credit institutions, that are necessary to the evaluation of the credit relationship.

10 Costs of the contract

The Borrower shall bear the costs of creation of collateral. The reimbursement of the Bank’s expenditures shall be oriented to the statutory provisions.

11 Place of jurisdiction

If the jurisdiction of the Bank’s place of jurisdiction does not already arise from § 29 ZPO [Zivilprozessordnung (Code of Civil Procedure)], the Bank can pursue its claims by way of judicial complaint at its general place of jurisdiction if the Borrower, against which legal action is being taken, is a Kaufmann [statutory “businessperson”] or a legal entity within the meaning of no. 6 AGB [Allgemeine Geschäftsbedingungen (General Business Terms and Conditions)] or does not, at the time of the conclusion of the contract, have a general place of jurisdiction domestically or later relocates his permanent place of residence or habitual place of abode outside of the Federal Republic of Germany, or if his permanent place of residence or habitual place of abode is unknown at the time of the filing of the complaint.

12 Statutory duty to cooperate

The Borrower is obligated under the Geldwäschegesetz [Money Laundering Act] to promptly notify the Bank of any changes that in the course of the business relationship arise with respect to the statements made to the Bank.

13 Information concerning the beneficial owner in accordance with the Geldwäschegesetz

The Borrower is acting in its own economic interest, not at the behest of a third party (particularly a trustor):

☒ Yes ☐ No

Beneficial owner: The Borrower is acting in the economic interest and at the behest of the person(s) listed below:

(last name, first name(s), date of birth, place of birth, citizenship, address, taxpayer/business identification number*)

*	Domestic taxpayers: Taxpayer ID in the case of natural persons, business ID in the case of other domestic taxpayers (if a business ID has not yet been issued, the taxpayer number applicable to the income)

14 General business terms and conditions

The Bank expressly points out that its General Business Terms and Conditions (AGB) are a supplemental component of the contract. The General Business Terms and Conditions can be examined on the Bank’s business premises and shall be made available upon request.1

1 Each contracting party of the Bank shall receive one copy of the General Business Terms and Conditions, if a business relationship does not yet exist and the contract is concluded outside of the Bank.

Place, date	Place, date
Nürtingen, 7/14/2020	Stuttgart, 7/9/2020

Signature(s) of the Borrower	Signature(s) of the Bank

/s/ Thomas Speidel /s/ Robert Vogt	/s/ Carmen Herdter /s/ Daniela Klinlger
ads-tec Energy GmbH	Landesbank Baden-Württemberg

The contract and additional copies are to be signed on all pages by the Borrowers named on page 1!

Appendix: Terms and Conditions for the Guarantee Business

Legitimation check/Identification:

Last name, first name, date of birth, place of birth, citizenship, address, type of legitimation (ID type, ID number, issued by) or reference to completed legitimation/identification:

Terms and Conditions for the Guarantee Business	Am Hauptbahnhof 2 70173 Stuttgart Telephone 0711 127-42463 Fax 0711 127-6642463 Carmen.Herdter@LBBW.de

June 2018 version

The Bank assumes suretyships and guaranties on behalf of clients in document form or in the form of an electronic liability declaration - hereinafter referred to uniformly as the Liability Assurance - under the following terms and conditions:

1. Direct/Indirect Liability Assurance, drafting

At the client’s election, the Bank can issue the Liability Assurance in the form of a document or in the form of an electronic Liability Assurance. The Bank issues Liability Insurances in the form of a document to the client in paper form. The Bank transmits Liability Assurances in the form of an electronic liability declaration to the client by means of placement into the client’s electronic mailbox.

The Liability Assurance in document form can be created by the Bank itself (direct Liability Assurance) or through a different credit institution (second bank). Liability Assurances in the form of an electronic liability declaration are only created by the Bank itself.

If the Bank or second bank follows instructions of the principal in drafting the document or the electronic liability declaration concerning the assumption of the Liability Assurance, it has no obligation to the principal to review or inform.

Liability Assurances in the form of a suretyship document or an electronic liability declaration are assumed by the Bank on a directly enforceable basis under waiver of the defenses of voidability and offset.

2. Guarantee account/Guarantee commission

Upon handover/dispatch of the document or dispatch of the order to the second bank to create a Liability Assurance or as a result of the placement of the electronic liability declaration into the principal’s electronic mailbox, the principal’s guarantee account is debited with the promised amount. From that point on, the principal is charged a guarantee commission on the debited amount until deletion. In the event of later utilization, the guarantee commission must be retroactively remitted until payment is made.

3. Return of the document, release from liability

After the end/handling of the Liability Assurance, the principal shall be required to ensure the return of the document or, alternatively, the release of the Bank from liability. In the case of an electronic liability declaration, the principal shall be required to ensure the delivery of a liability release declaration by the beneficiary to the Bank.

4. Deletion

In the case of direct Liability Assurances, for which an expiration date is designated in the document or electronic liability declaration, the Bank shall delete the debit from the guarantee account after the end of the expiration date if the following requirements are met:

- the Liability Assurance expires according to its unambiguous wording if, prior to the end of the expiration date, no utilization takes place and

- the Liability Assurance is governed by German law and

- a claim has not been asserted against the Bank in a timely manner.

If the beneficiary asserts a claim against the Bank arising from the Liability Assurance based on foreign law in such case after the end of the expiration date, the Bank shall only pay if there is a payment authorization from the principal or an enforceable decision ordering payment.

In the other cases, the Bank shall delete the amount of the Liability Assurance in the guarantee account, if it has received back the document issued concerning the Liability Assurance or has been unambiguously released from liability by the beneficiary or, as the case may be, the second bank. If the subject matter of the Liability Assurance is a litigation guarantee, in the case of which the beneficiary’s consent is required to return the document, the Bank does not have to delete the debited amount until upon proof of such consent is provided.

5. Review of documents

If the Bank has to receive documents/declarations in connection with the Liability Assurance, it shall exercise the care of a reasonable and prudent businessperson in reviewing whether they conform to the external form according to the terms and conditions for utilization of the Liability Assurance.

The Bank shall not bear any further review obligations, particularly with respect to the authenticity and genuineness, formal correctness, completeness, or legal validity of the documents/declarations or the general or specific terms and conditions contained in them or with respect to the correctness of translations included with delivery.

Declarations are also to be viewed as proper if they have been transmitted via fax, email, telex, or other communications methods.

6. Reimbursement of expenditures

The reimbursement of the Bank’s expenditures shall be oriented to the statutory provisions.

If the Bank is not able to debit the expenditures to a current account within the framework of a balance or line of credit, then the interest, fees, and commissions generally charged by the Bank for tolerated account overdrafts must be paid.

7. Collateral

The Bank’s lien secures its claims arising from issued orders to assume Liability Assurances starting from the point in time of the Liability Assurance.

In accordance with the provision concluded in no. 22 AGB [Standard Business Terms and Conditions], the principal is obligated, upon request, to provide the Bank with bank collateral or cash collateral or increase existing collateral if a change in the risk situation arises as a result of circumstances that subsequently occur or become known.

Without prejudice to other security, all claims that accrue to the principal against the beneficiary in connection with the utilization of the Liability Assurance are assigned to the Bank to secure the Bank’s expenditure reimbursement claim. The Bank shall undertake the re-assignment of the claims as soon as it has been satisfied with respect to all of its claims against principal.

8. Place of jurisdiction

If the principal is a Kaufmann [statutory “businessperson”], a public entity, or a special public fund, the Bank can sue at its general place of jurisdiction and can only be sued at that place of jurisdiction.

Landesbank Baden-Württemberg Public Institution Domiciles: Stuttgart, Karlsruhe, Mannheim, Mainz 07/20	HRA 12704 Stuttgart District Court HRA 4356, HRA 104 440 Mannheim District Court HRA 40687 Mainz District Court	Bank routing number 600 501 01 BIC/SWIFT Code SOLADEST600 VAT ID no. DE 147 800 343 kontakt@LBBW.de www.LBBW.de	Management Board: Rainer Neske (Chairman) Karl Manfred Lochner, Dr. Christian Ricken, Thorsten Schönberger, Volker Wirth General Agent: Andreas Götz

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191 905.000 B D1 So LBBSW (June 2018 version) - v3.1 - 0

© Deutscher Sparkassenverlag

Operating equipment framework credit contract	Landesbank Baden-Württemberg Am Hauptbahnhof 2 70173 Stuttgart Taxpayer no. 2899/014/09009 VAT ID no. DE 147 800 343

Client copy

Checking account no. / IBAN Our reference Your contact person Telephone Date	DE88 6005 0101 0405 0718 30 7752 H / ki Carmen Herdter +49 711 127-42463 January 4, 2021

ads-tec Energy GmbH

Heinrich-Hertz-Str. 1

72622 Nürtingen

- hereinafter referred to as the “Borrower” -

shall receive from

Landesbank Baden-Württemberg

- hereinafter referred to as the “Bank” or “Lender” -

a framework credit up to the maximum amount of

EUR 15,000,000.00

The maximum amount, up to which the framework credit can be utilized, shall be reduced to EUR 10,000,000.00 from 3/1/2021 through 12/23/2023.

In the case of utilization as an overdraft facility, the Borrower shall be obligated to immediately settle any overdraft that arises on the respective closing dates as a result. In all other respects, the term of the loan is regulated in the “Term/Termination” section of this framework credit contract.

1. Utilization possibilities

The framework credit can electively be utilized as: overdraft facility, guarantee credit (but not for credit insurances), letters of credit.

All of the Borrower’s orders opening letters of credit are credited toward this framework credit contract, even if they were issued prior to the conclusion of this framework credit contract. The provisions of this framework credit contract shall apply on a supplemental basis to such orders opening letters of credit.

The existing credit contract dated 7/9/2020, account DE88 6005 0101 0718 30 shall be continued in the version of this contractual document.

If collateral is created by third parties, this framework credit contract shall not come into existence until their consent has also been received. This framework credit contract shall become invalid if only one third-party collateral provider makes use of a right of revocation with respect to his consent.

2. Conditions

2.1 Overdraft facility

Debit interest rate for credit drawdowns in euro (drawdowns up to the maximum amount)

The debit interest rate is at least 0.00% p.a. (minimum interest rate). In compliance with this minimum interest rate, a variable debit interest rate is agreed upon.

The variable debit interest rate is initially 5.959% p.a.

The variable debit interest rate shall be computed from the 3-month EURIBOR (= reference interest rate), plus a fixed-term premium (see below) of 6.50 percentage points

Debit interest rate adjustment

The adjustment of the debit interest rate shall be oriented to a change in the following reference interest rate: 3-month EURIBOR.

The value of the reference interest rate determined on 12/30/2020 shall determine the current debit interest rate.

The Bank shall regularly check the development of the reference interest rate two banking business days prior to the beginning of each following calendar month. If the reference interest rate has changed at that point in time compared to its prior governing value, the variable debit interest rate shall automatically fall or rise by the same percentage points effective on the 1st day of the following calendar month.

2401903 02/20 Type 1108

The relevant interest payments shall nevertheless be posted in one total sum on the Borrower’s account statement.

The respective current reference interest rate can be examined on the Bank’s business premises, as well as on the Internet at www.bundesbank.de.

Term of the premium on the reference interest rate

The aforementioned premium on the 3-month EURIBOR shall initially apply through 12/31/2021. However, the premium shall continue to apply on an unchanged basis for consecutive one-year terms, unless the Borrower or the Bank objects to the continued applicability of the premium by not later than one month prior to the expiration of that term or a following term of the premium. In the event of objection, the Bank shall submit a new offer of conditions to the Borrower.

Failure to reach an agreement following objection by the Borrower: If, in the event of objection by the Borrower, a new agreement on the premium does not - for whatever reason - materialize by the expiration of the respective term of the premium, the Borrower shall be entitled to terminate the credit effective immediately within six weeks (from expiration of the respective term of the premium). If the Lender does not make use of said right of termination, the credit relationship shall be continued with the variable debit interest rate and the existing premium. However, the foregoing provision concerning the term of the premium and the right of objection of the Borrower and the Bank shall continue to apply. This means that the premium shall remain limited in time and shall be extended for an additional year without change, unless the Borrower or the Bank objects to its continued application in a timely manner prior to the expiration of the term of the premium.

The statutory and other contractual termination rights of the Borrower (for example, no. 17 (5) of the Bank’s General Business Terms and Conditions) shall remain unaffected.

Failure to reach an agreement following objection by the Bank: If, in the event of objection by the Bank, a new agreement on the premium does not - for whatever reason - materialize by the expiration of the respective term of the premium, the credit relationship shall be continued with a variable debit interest rate that applies to credit relationships in the event of failure to reach an agreement on the conditions (hereinafter referred to as the “Non-Agreement Interest Rate”). The variable Non-Agreement Interest Rate published for that point in time under- www.LBBW.de/3-M-EURIBOR shall apply; the Non-Agreement Interest Rate is currently 2.087%. The Borrower shall be entitled to terminate the credit effective immediately within six weeks (from conversion to the Non-Agreement Interest Rate). The statutory and other contractual termination rights of the Borrower (for example, no. 17 (5) of the Bank’s General Business Terms and Conditions) shall remain unaffected.

The adjustment of the variable Non-Agreement Interest Rate shall be oriented to a change of the following reference interest rate: 3-month EURIBOR. The principles of the debit interest rate adjustment presented above concerning the variable debit interest rate shall exclusively apply.

Debit interest rate for overdrafts in euro (drawdowns that exceed the maximum amount) Interest calculation method (for drawdowns up to the maximum amount, as well as overdrafts)

The debit interest rate for overdrafts shall correspond to the respective debit interest rate for credit drawdowns (drawdowns up to the maximum amount).

The Borrower promises to immediately settle the overdraft.

The interest calculation shall be carried out based on a year of 360 days, but in a manner that takes into account the exact number of calendar days (actual/360).

Interest payments	Interest for drawdowns as an overdraft facility shall be invoiced in arrears on the last calendar day of each month.

2.2 Guarantee credit concerning the assumption of suretyships and guaranties - hereinafter referred to as uniformly as “Liability Assurance” -

Guarantee commission	Until further notice 2.00% p.a. on the respective drawdown

Calculation method for the guarantee commission	The guarantee commission is calculated based on a year of 360 days, but in a manner that takes into account the exact number of calendar days (actual/360).

Due date of the commission payments	Guarantee commissions for Liability Assurances shall be due in arrears on the last calendar day of each month.

Drafting; direct/indirect Liability Assurance	The Bank shall formulate or cause to be formulated the text for the Liability Assurance in typical bank form. If the text is prescribed by the Borrower or a third party, the content and ambiguities shall be interpreted against the Borrower; the Bank reserves the right to reject any text submitted by the Borrower for the Liability Assurance and modify it in coordination with the Borrower.

If it is intended that the Bank assume a suretyship payable upon first demand or a guaranty, this must be expressly pointed out by the principal. However, the Bank is not obligated to assume suretyships payable upon first demand or guaranties.

Continued existence of Liability Assurances after the end of the contract / termination	The provisions of this contract shall continue to apply to the Liability Assurances already assumed at the time of the termination or end of this framework credit contract. However, the Bank can - without prejudice to the release claim under § 775 BGB [Bürgerliches Gesetzbuch (Civil Code)] - demand from the Borrower release from such Liability Assurances.

2.3 Letters of credit

The conditions (in particular, commissions, fees) - including the due dates - shall be separately agreed upon prior to acceptance of the respective individual order. Unless already regulated in this framework credit contract, the other terms and conditions for the assumption of the letter of credit shall likewise be separately agreed upon (in particular, in the order opening a letter of credit).

The provisions of this framework credit contract shall continue to apply to the letters of credit already assumed at the time of the termination or end of this framework credit contract. However, the Bank can demand from the Borrower that it be released from such Liability Assurances.

2.4	Banking business day for purposes of the review and adjustment of the debit interest rate

For purposes of the review and adjustment of the debit interest rate, a banking business day is each day on which TARGET2 is available for the processing of payments in euro. TARGET2 is the real-time gross payment system through which payments in euro are processed between banks;

TARGET means Trans-European Automated Real-time Gross Settlement Express Transfers.

2.5	Impairments / End of an applicable reference interest rate

Based on the reform process concerning reference interest rates in all major currency regions, as well as the additional regulatory developments with respect to reference interest rates, changes can occur in the case of IBOR reference interest rates and, it is anticipated, EURIBOR as well. This can result in an applicable reference interest rates already no longer being available or - as in the case of EURIBOR - permanently no longer available starting at the end of 2021.

If the conditions for individual drawdowns or drawdown possibilities are tied to a reference interest rate, the following shall apply in the case of impairments / end of an applicable interest rate:

If an applicable reference interest rate can temporarily or permanently no longer be determined or if use of an applicable is no longer permitted, the credit is to be based on a comparable replacement reference value - taking into account the contractual and pertinent statutory provisions (particularly the regulatory requirements imposed on the reference value).

If, at the point in time presented above, a deviating interest rate level exists between the previously applicable reference interest rate and the replacement reference value, the relevant difference (“spread”) shall be compensated (“spread compensation”).

The Bank shall agree with the Borrower in a timely manner on a contractual adjustment concerning the replacement reference value and the difference that has to be reconciled (“spread compensation”) between the previously applicable reference interest rate and the replacement reference value or - to the extent legally suitable - merely communicate to the Borrower the replacement reference value and the difference that has to be compensated (“spread compensation”) between the previously applicable reference interest rate and the replacement reference value.

The contractually agreed upon content of the provisions concerning the adjustment of the debit interest rate or, as the case may be, the requirements of the affected drawdown possibility shall remain unaffected.

If a comparable replacement reference value is not determinable or if continuation of the relevant drawdown or drawdown possibility with the replacement reference value constitutes an imposition upon the Borrower or the Bank, the Borrower or the Bank shall be entitled to terminate the framework credit contract with respect to the affected drawdown or drawdown possibility for good cause without compliance with a termination notice period - which, however, shall not have effect with respect to any running fixed-interest period. However, the legitimate concerns of the other contracting party must be taken into account.

2401903 02/20 Type 1108

2.6	Commitment commission

1.00% p.a.

The commitment commission shall be charged on the unutilized framework credit amount. The calculation shall be carried out according to the calculation method agreed upon for the debit interest rate for drawdowns as an overdraft facility and shall begin on the date on which the credit relationship comes into existence between the Borrower and the Bank in a binding manner. It shall be invoiced together with the interest.

3.	Term / Termination

3.1	The framework credit shall have a term through 12/31/2023.

The maximum amount shall be reduced - as presented in section 1 - to EUR 10,000,000.00 starting from 3/1/2021.

The term of the respective individual drawdown shall, in principle, be limited by the term of the framework credit. Exceptions shall require coordination in the individual case.

3.2	The Borrower and the Bank can terminate the framework credit, as well as the individual drawdowns - even to the extent not, or not fully, disbursed - at any time without notice, if good cause is present, as a result of which continuation of the business relationship would constitute an imposition upon the terminating party. However, the legitimate concerns of the other contracting party must be taken into account.

For the Bank, such ground for termination shall specifically exist - without prejudice to its right to terminate for other good cause - if

a)	the Borrower (or party with entitlement to utilize the credit), a co-obligor, or a collateral provider has failed to meet a substantial obligation arising from or in connection with this framework credit contract, the individual drawdowns or - if applicable - the separate collateral contracts, particularly if the Borrower, a party with entitlement to utilize the credit, a co-obligor, or a personally liable collateral provider fails to meet his/its obligations to disclose the economic circumstances;

b)	the Borrower (or party with entitlement to utilize the credit) or a co-obligor becomes delinquent with respect to payments that are due arising from this framework credit contract, or arising from individual drawdowns, for longer than 14 days and does not pay even after the setting of a remedial deadline of at least at additional 14 days;

c)	access to substantial portions of the sizable assets of the Borrower (or party with entitlement to utilize the credit), a co-obligor or a personally liable collateral provider is rendered difficult, for example, by means of measures under corporate transformation law or relocation of the domicile outside of the country;

d)	a substantial deterioration or substantial endangerment of the asset situation of a Borrower, a party with entitlement to utilize the credit, or a co-obligor, or substantial deterioration or substantial endangerment with respect to the recoverable value of the collateral furnished for this framework credit, occurs or is threatened, and, as a result, compliance with the payment obligations of the Borrower (or party with entitlement to utilize the credit) or a co-obligor or the enforceability of the Bank’s claims - including with the realization of any collateral that exists - is endangered;

e)	the Borrower (or party with entitlement to utilize the credit) or a co-obligor petitions for the opening of an insolvency proceeding concerning his/its assets, or an insolvency proceeding is opened concerning the assets of the Borrower (or party with entitlement to utilize the credit) or a co-obligor, or the opening of an insolvency proceeding concerning his/its assets is denied due to a lack of assets;

f)	levy of execution is initiated against the Borrower (or party with entitlement to utilize the credit) or a co-obligor and is not lifted within 14 days;

g)	the Borrower, a party with entitlement to utilize the credit, a co-obligor, or a collateral provider has made incorrect statements on a substantial point in connection with the framework credit contract (particularly concerning his/its asset situation) or a collateral contract.

If the good cause consists of the breach of the duty arising from the framework credit contract or collateral contract, termination shall only be permissible after the unsuccessful expiration of a time period designated for remedial action or after unsuccessful warning. A different result shall only apply if the Borrower (or party with entitlement to utilize the credit), a co-obligor, or a collateral provider earnestly and definitively refuses to perform, if the Borrower (or party with entitlement to utilize the credit), a co-obligor, or a collateral provider does not effect performance on a contractually designated date or within a designated time period in spite of the fact that the Bank has contractually tied the continued existence of its interest in performance to the timeliness of performance, or if particular circumstances exist that, upon the weighing of both parties’ interests, justify immediate termination.

In the case of joint and several obligors, the provisions concerning termination for good cause shall apply even if one of the aforementioned events occurs with respect to only one joint and several obligor.

If the Bank demands repayment of the credit under the foregoing conditions, it shall have a claim for compensation of the damage it incurs as a result.

3.3	The terms and conditions of this framework credit contract shall also continue to apply - even after it has ended - to still existing individual drawdowns and Liability Assurances until they are fully fulfilled.

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4.	Collateral

The framework credit cannot be utilized until the collateral listed below is/has been created for the Bank in a legally valid manner - without prejudice to the liability of already existing or other future collateral within the framework of its security purpose - and all of the other requirements for utilization are met:

First-position land charge in favor of Landesbank Baden-Württemberg for a total of EUR 3,500,000.00 on the property at Dresdner Tor 1, 01723 Wilsdruff, in accordance with separate declaration of purpose.

Land charge in favor of Landesbank Baden-Württemberg for a total of EUR 4,000,000.00 on the property at Heinrich-Hertz-Str. 1, 72622 Nürtingen, in accordance with separate declaration of purpose.

First-position land charge in favor of Landesbank Baden-Württemberg for a total of EUR 2,000,000.00 on the property at Heinrich-Hertz-Str. 1, 72622 Nürtingen, in accordance with separate declaration of purpose.

Comfort letter from Robert Bosch GmbH, Junkerstr. 20-24, 73249 Wernau, for the total credit framework of EUR 15,000,000.00.

Location-specific security assignment of warehouse (goods transferred as security, Dresdner Tor 1, 01723 Wilsdruff) according to separate contract.

Location-specific security assignment of warehouse (goods transferred as security, Heinrich-Hertz-Str. 1, 72622 Nürtingen) according to separate contract.

Location-specific security assignment of warehouse (goods transferred as security, Hühndorfer Höhe 2+15, 01723 Wilsdruff) according to separate contract.

Location-specific security assignment of warehouse (goods transferred as security, Nürtinger Str. 25, 73257 Köngen) according to separate contract.

Location-specific security assignment of warehouse (goods transferred as security, Potthoffstr. 7, 01159) according to separate contract.

Location-specific security assignment of warehouse (goods transferred as security, Schwabacher Str. 1-5, 01665 Klipphausen) according to separate contract.

Suretyships:

from ads-tec Holding GmbH, Heinrich-Hertz-Str. 1, 72622 Nürtingen, originally for EUR 40,050,000.00 from ads-tec Industrial IT GmbH, Heinrich-Hertz-Str. 1, 72622 Nürtingen, for EUR 15,000,000.00 in accordance with separate suretyship declarations.

Assignment of accounts receivable (accounts receivable A - Z) in accordance with separate assignment contract.

The scope of collateral is apparent from the separate collateral contracts.

The Bank can demand that the Borrower create or increase collateral for the Borrower’s obligations if, and to the extent that, an increase of the risk arises as a result of circumstances that subsequently occur or become known, for example, as a result of a deterioration or threatened deterioration of the economic situation of the Borrower, a party with entitlement to utilize the credit, a co-obligor, or a surety or a deterioration of threatened deterioration of the value of existing collateral. This shall not apply if , at the time of the establishment of the obligation, the Bank should already have recognized the circumstances that subsequently occurred or became known.

Independently of foregoing provisions, separate security for the individual letter of credit shall take place in the respective order opening a letter of credit.

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5.	Miscellaneous agreements

Offset by the Borrower

The Borrower may only offset its claims against claims of the Bank arising from this framework credit contract or the individual drawdowns to the extent that the Borrower’s claims are undisputed or established by final judgment.

Statutory prohibitions against offset shall remain unaffected.

Building insurance

The Borrower promises to maintain value-appropriate building insurance for the encumbered property/properties in accordance with the separate declaration(s) of purpose for land charges or - if it is not itself the owner of the encumbered property/properties - ensure that value-appropriate building insurance exists.

Right of termination on the part of the Bank in the event of change of control

The basis for the grant of the credit is the fact that ads-tec Holding GmbH has a direct or indirect majority interest in the Borrower and that said equity interest remains in existence.

The Bank shall have a right of extraordinary termination - without prejudice to the right of extraordinary termination for other good cause (for example, no. 26 (2) of the Bank’s General Business Terms and Conditions) - if ads-tec Holding GmbH sells its direct or indirect equity interest(s) to third parties in whole or in part or encumbers or otherwise disposes of such equity interest(s) and/or the if voting rights change in such a manner that the aforementioned requirements for the granting of the credit are no longer met after the disposition or change takes effect. Third parties in this sense shall not include a current shareholder / a person from the family / heirs of a current shareholder by way of statutory, testamentary or inter vivos succession / spouses or registered domestic partners of a current shareholder / a family foundation of the shareholder family or of one or more shareholders.

The Bank shall not be deemed to waive its rights under this agreement as a result of the fact that it does not, or does not promptly, assert them in individual cases or on a repeated basis.

Additional terms and conditions:

According to our email dated April 22, 2020, the credit is made available under the following terms and conditions:

●	Submission of the definitive SMP expert opinion in a version whose content matches the last preliminary version dated April 7, 2020. We have in the interim received the final SMP turnaround concept dated 4/17/2020, along with status update on the turnaround concept dated 10/19/2020.

●	Full commitment of management and the shareholders to consistent implementation of the milestones defined in the aforementioned concept for market introduction and industrialization of the products, as well as the further development of ads-tec Energy GmbH.

●	Written proof by Robert Bosch GmbH that these promised new subordinated loans for a total of EUR 10 million have been contributed or will be contributed in accordance with the aforementioned concept (received in the interim).

●	Extension of the interest deferment on the existing shareholder loans through 12/31/2023.

●	Submission of monthly reporting, including the milestones for product introduction and industrialization of the CBX, as well as the scaling of distribution, mentioned in the expert opinion.

●	Additional security for the overall obligation of ads-tec Energy GmbH by means of the expansion of the purpose of collateral declarations of the land charges recorded in our favor against the properties in Nürtingen and Wilsdruff (has taken place in the interim).

●	In the event of plan deviations in relation to the aforementioned concept, the renewed enlistment of a company consulting company will be necessary.

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6.	Disclosure of the economic situation

The Borrower is obligated at all times to provide the Bank with all requested information on its economic situation and make all necessary documents available, in order that the Bank is able to obtain a clear real-time picture of its economic situation and meet the banking supervisory authority requirements.

During the term of the framework credit or individual drawdowns, the Borrower shall regularly submit to the Bank the relevant documents, signed and dated in each case. In the case of borrowers that prepare a balance sheet, this involves, in particular, the audited or confirmed annual financial statements, along with notes and management report, as well as the consolidated financial statements, each with the appurtenant business and/or audit reports, and in the case of borrowers that do not prepare a balance sheet, this involves, in particular, the income and asset list, including all liabilities, statement of revenues and expenditures (profit statement), and copies of the tax notices and tax returns.

If submission of the documents is not possible within twelve months after the end of the fiscal year or, as the case may be, calendar year, the Borrower shall initially submit the documents in preliminary form (for example, preliminary annual financial statements, tax return).

The Bank shall be entitled to declare extraordinary termination of the credit relationship if the Borrower does not meet its obligation to disclose economic circumstances. However, the Bank shall take the legitimate concerns of the Borrower into account.

7.	Notification, review, information

7.1	The Borrower shall promptly inform the Bank of all changes in the facts essential to the framework credit contract, such as changes

- of name,

- of address,

- of the representative authority or powers of disposition that have been disclosed to the Bank; the representative authority or powers of disposition disclosed to the Bank shall apply until receipt of a change notification from the Borrower, unless the Bank is aware of the change or is unaware of it as a consequence of negligence.

The duty to notify shall exist even if the facts are registered or published in public registers.

The Borrower shall also be required to notify the Bank of legal or economic events that are capable of having a detrimental effect on the credit relationship (for example, changes in the corporate situation; measures to the objects that serve as collateral; threat of product or environmental liability). The Borrower shall at all times provide the Bank with all requested information and make available at documents that are necessary to the review of the agreed upon collateral.

7.2	If an appropriate ground exists, the Bank shall be entitled to examine public registers, land registers, and land files and request simple or certified copies and extracts at the Borrower’s expense. In addition, it can obtain information from insurance companies, governmental authorities, and other entities, particularly credit institutions, that it deems necessary to the evaluation of the credit relationship.

Employees and agents of the Bank are entitled to inspect the properties that serve as collateral.

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8.	Value-added tax

If the Borrower is an Unternehmer [statutory “business owner”] and takes out the credit for its enterprise, the Bank shall be entitled to invoice the applicable statutory value-added tax for interest, fees, and commissions arising from this contract. If no value-added tax is invoiced, it is a VAT-free financial transaction. For purposes of invoicing, the Bank points out that - unless shown otherwise or elsewhere - the invoice number is the account number. If no other time of performance or performance period is stated, the invoice date corresponds to the performance date.

9.	Costs of the credit contract

The Borrower shall bear the costs incurred in connection with the creation of collateral. The reimbursement of the Bank’s expenditures shall be oriented to the statutory provisions.

10.	Legal validity

If agreements that are concluded in the framework credit contract or in individual drawdowns are legally invalid in whole or in part, it is intended that the other agreements nevertheless remain valid.

11.	Direct debit agreement

The Bank is entitled to debit interest, principal payments, commissions, and expense reimbursement claims, as well as all other contractual payments the Borrower is required to make, from a current euro account of the Borrower at the Bank.

12.	Substantial components of this framework credit contract are, according to the attached appendices

-	Terms and Conditions for the Guarantee Business

13.	Acceptance of a contractual offer

This contractual offer can be accepted through 1/22/2021 (receipt by the Bank).

14.	Information concerning the beneficial owner / Statutory cooperation duties of the Borrower(s)/party or parties entitled to utilize the credit

14.1 Information concerning the beneficial owner

The Borrower(s)/party or parties entitled to utilize the credit is/are acting in its/their own economic interest, not at the behest of a third party (particularly a trustor).

If the Borrower(s)/party or parties entitled to utilize the credit is/are acting not in its/their own economic interest, but rather at the behest of a third party (particularly a trustor), differing beneficial owners must be listed (last name, first name(s), date of birth, place of birth, citizenship, address, taxpayer/business identification number*):

*	Domestic taxpayers: Taxpayer ID in the case of natural persons, business ID in the case of other domestic taxpayers (if a business ID has not yet been issued, the taxpayer number applicable to the income)

14.2 Statutory cooperation duties of the borrower(s)/party or parties entitled to utilize the credit

The Borrower(s)/party or parties entitled to utilize the credit is/are obligated to promptly notify the Bank of any changes to the statements made to the Bank that arise in the course of the business relationship.

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15.	Applicable law (choice of law); place of performance, place of jurisdiction

15.1	German law shall be applicable to the conclusion of the contract and this contract, unless this is precluded by mandatory statutory provisions.

15.2	The place of performance for the Bank and the Borrower is Stuttgart.

15.3	If the place of jurisdiction is not determined by encumbered real property and the jurisdiction of the Bank’s general place of jurisdiction does not already arise from § 29 ZPO [Zivilprozessordnung (Code of Civil Procedure)], the Bank can pursue its claims at its general place of jurisdiction and can only be sued at said place of jurisdiction, if the contracting party, against which legal action is being taken, is a Kaufmann [statutory “businessperson”] or a legal entity.

Stuttgart, 1/4/2021	Landesbank Baden-Württemberg

	/s/ Carmen Herdter	/s/ Daniela Klingler
	Carmen Herdter	Daniela Klingler

Nürtingen, 2/5/2021	/s/ Thomas Speidel	/s/ Robert Vogt
Place, date	ads-tec Energy GmbH

Note: Each borrower / party entitled to utilize the credit / co-obligor receives a copy of the credit contract.

Legitimation review in accordance with the Abgabenordnung [Tax Code]/Identification in accordance with the Geldwäschegesetz [Money Laundering Act]
Last name, first name(s), date of birth, place of birth, citizenship, address, taxpayer/business identification number*; legitimation (ID type, ID number, issued by)

Information reviewed and certifying the correctness of the signatures: on:

*	Domestic taxpayers: Taxpayer ID in the case of natural persons, business ID in the case of other domestic taxpayers (if a business ID has not yet been issued, the taxpayer number applicable to the income)

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Landesbank Baden-Württemberg Am Hauptbahnhof 2 70173 Stuttgart Taxpayer no. 2899/014/09009 VAT ID no. DE 147 800 343

Terms and Conditions for the Guarantee Business

June 2018 version

The Bank assumes suretyships and guaranties on behalf of clients in document form or in the form of an electronic liability declaration - hereinafter referred to uniformly as the Liability Assurance - under the following terms and conditions:

1. Direct/Indirect Liability Assurance, drafting

At the client’s election, the Bank can issue the Liability Assurance in the form of a document or in the form of an electronic Liability Assurance. The Bank issues Liability Insurances in the form of a document to the client in paper form. The Bank transmits Liability Assurances in the form of an electronic liability declaration to the client by means of placement into the client’s electronic mailbox.

The Liability Assurance in document form can be created by the Bank itself (direct Liability Assurance) or through a different credit institution (second bank). Liability Assurances in the form of an electronic liability declaration are only created by the Bank itself.

If the Bank or second bank follows instructions of the principal in drafting the document or the electronic liability declaration concerning the assumption of the Liability Assurance, it has no obligation to the principal to review or inform.

Liability Assurances in the form of a suretyship document or an electronic liability declaration are assumed by the Bank on a directly enforceable basis under waiver of the defenses of voidability and offset.

2. Guarantee account/Guarantee commission

Upon handover/dispatch of the document or dispatch of the order to the second bank to create a Liability Assurance or as a result of the placement of the electronic liability declaration into the principal’s electronic mailbox, the principal’s guarantee account is debited with the promised amount. From that point on, the principal is charged a guarantee commission on the debited amount until deletion. In the event of later utilization, the guarantee commission must be retroactively remitted until payment is made.

3. Return of the document, release from liability

After the end/handling of the Liability Assurance, the principal shall be required to ensure the return of the document or, alternatively, the release of the Bank from liability. In the case of an electronic liability declaration, the principal shall be required to ensure the delivery of a liability release declaration by the beneficiary to the Bank.

4. Deletion

In the case of direct Liability Assurances, for which an expiration date is designated in the document or electronic liability declaration, the Bank shall delete the debit from the guarantee account after the end of the expiration date if the following requirements are met:

-	the Liability Assurance expires according to its unambiguous wording if, prior to the end of the expiration date, no utilization takes place and

-	the Liability Assurance is governed by German law and

-	a claim has not been asserted against the Bank in a timely manner.

If the beneficiary asserts a claim against the Bank arising from the Liability Assurance based on foreign law in such case after the end of the expiration date, the Bank shall only pay if there is a payment authorization from the principal or an enforceable decision ordering payment.

In the other cases, the Bank shall delete the amount of the Liability Assurance in the guarantee account, if it has received back the document issued concerning the Liability Assurance or has been unambiguously released from liability by the beneficiary or, as the case may be, the second bank. If the subject matter of the Liability Assurance is a litigation guarantee, in the case of which the beneficiary’s consent is required to return the document, the Bank does not have to delete the debited amount until upon proof of such consent is provided.

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5. Review of documents

If the Bank has to receive documents/declarations in connection with the Liability Assurance, it shall exercise the care of a reasonable and prudent businessperson in reviewing whether they conform to the external form according to the terms and conditions for utilization of the Liability Assurance.

The Bank shall not bear any further review obligations, particularly with respect to the authenticity and genuineness, formal correctness, completeness, or legal validity of the documents/declarations or the general or specific terms and conditions contained in them or with respect to the correctness of translations included with delivery.

Declarations are also to be viewed as proper if they have been transmitted via fax, email, telex, or other communications methods.

6. Reimbursement of expenditures

The reimbursement of the Bank’s expenditures shall be oriented to the statutory provisions.

If the Bank is not able to debit the expenditures to a current account within the framework of a balance or line of credit, then the interest, fees, and commissions generally charged by the Bank for tolerated account overdrafts must be paid.

7. Collateral

The Bank’s lien secures its claims arising from issued orders to assume Liability Assurances starting from the point in time of the Liability Assurance.

In accordance with the provision concluded in no. 22 AGB [Standard Business Terms and Conditions], the principal is obligated, upon request, to provide the Bank with bank collateral or cash collateral or increase existing collateral if a change in the risk situation arises as a result of circumstances that subsequently occur or become known.

Without prejudice to other security, all claims that accrue to the principal against the beneficiary in connection with the utilization of the Liability Assurance are assigned to the Bank to secure the Bank’s expenditure reimbursement claim. The Bank shall undertake the re-assignment of the claims as soon as it has been satisfied with respect to all of its claims against principal.

8. Place of jurisdiction

If the principal is a Kaufmann [statutory “businessperson”], a public entity, or a special public fund, the Bank can sue at its general place of jurisdiction and can only be sued at that place of jurisdiction.

191 905.000 SoF - June 2018 version

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